McCarthy Tétrault LLP Suite 2500 1000 De La Gauchetière Street West Montréal, QC H3B 0A2 Canada Tél : 514-397-4100 Téléc : 514-875-6246

January 27, 2020

IntelGenx Technologies Corp.
6420 Abrams
Ville Saint-Laurent, QC  H4S 1Y2

Re: IntelGenx Technologies Corp.

Ladies and Gentlemen:

This opinion is furnished to IntelGenx Technologies Corp. (the "Corporation"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended, relating to the offer and sale by the Corporation of a minimum of Cdn$5,000,000 and a maximum of Cdn$10,000,000 units of the Corporation (each, a "Unit"), each of which consists of one share of the Corporation's common stock ("Common Stock") and one half of one Common Stock purchase warrant (each whole Common Stock purchase warrant, a "Warrant").

The Warrants will be issued under an indenture (the "Indenture") between the Corporation and TSX Trust Corporation, as trustee (the "Trustee").

We have examined the Registration Statement and the form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Corporation.

In rendering the opinion set forth below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of the form of Indenture we have assumed the Indenture constitutes or will constitute a valid and binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, assuming (a) the taking of all necessary corporate action to approve the Indenture, the issuance and terms of the Warrants, the terms of the offering thereof and related matters by the Board of Directors of the Corporation or a duly constituted and acting committee of such Board (such Board of Directors or committee being hereinafter referred to as the "Board") and (b) the due execution, authentication, issuance and delivery of the Warrants and the Indenture, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Warrants will constitute valid and legally binding obligations of the Corporation enforceable against the Corporation in accordance with their terms.

Our opinion set forth above is subject to (i) bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors' rights generally, (ii) general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court, and (iii) principles of good faith and reasonableness, as such principles are construed and applied by the courts of the Province of Ontario.

The opinion expressed herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein (the "Applicable Law").

We do not express any opinion herein with respect to the validity of any issuance of common shares of the Corporation that may be issued upon the exercise of the Warrants or otherwise.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

/s/ McCarthy Tétrault LLP